Exhibit 10.3
DICK’S SPORTING GOODS, INC.
STOCK OPTION AGREEMENT
Granted Under the
2002 STOCK PLAN
     Unless otherwise defined herein, each capitalized term used in this Stock Option Agreement shall have the meaning given such term in the Dick’s Sporting Goods, Inc. 2002 Stock Plan (the “Plan”).
I. NOTICE OF STOCK OPTION GRANT
Optionee’s Name: Randall K. Zanatta
     The undersigned Optionee has been granted an Option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Agreement, as follows:

Date of Grant:	November 16, 2006

Exercise Price Per Share:	$54.59

Number of Shares of Common Stock (the “Shares”) Granted:	165,000

Type of Shares:	Common Stock

Type of Option:	☐ Incentive Stock Option

☑ Nonstatutory Stock Option (i.e., Non-Qualified Stock Options)

Term/Expiration Date:	10 years

Vesting Schedule:	This Option shall become exercisable in the following installments prior to the Expiration Date:

• 55,000 Shares on February 13, 2008;

• 55,000 Shares on February 13, 2009; and

• 55,000 Shares on February 13, 2010.

The vested portion of this Option shall remain exercisable for at least five (5) years from February 13, 2007. Whether or not Optionee is employed with the Company. Should Optionee remain employed with the Company following the expiration of such five-year period, the vested portion of this Option shall be exercisable in accordance with the terms set forth below.

Termination Period:	If Optionee ceases to be an Employee, the portion of this Option that has not vested as of the date of termination shall:

(i)   vest immediately, if Optionee’s employment with the Company is terminated for a reason other than Cause or by Optionee for Good Reason (each as defined in Optionee’s employment agreement with the Company and Golf Galaxy, Inc., dated February 13, 2007), or

(ii) expire immediately, if Optionee’s employment is terminated for any reason other than as set forth in clause (i), including the death or disability of Optionee.

Subject to the five-year period described above, the portion of this Option that has vested but has not yet been exercised shall be exercisable for a period of (x) 90 days following the date of termination, as set forth in Section 6(b) of the Plan, in the event of termination of Optionee’s status in accordance with the Plan, or (y) 12 months in event of termination as a result of total and permanent disability or death as set forth in Section 6(b) of the Plan.

II. AGREEMENT
     1. Grant of Option. The Administrator of the Company hereby grants to the Optionee named in the Notice of Stock Option Grant (the “Optionee”), an option (the “Option”) to purchase the number of Shares set forth in the Notice of Stock Option Grant, at the exercise price per Share set forth in the Notice of Stock Option Grant (the “Exercise Price”), and subject to the terms and conditions of the Plan, which is incorporated herein by reference. In the event of a conflict between the terms and conditions of the Plan and this Option Agreement, the terms and conditions of the Plan shall prevail.
     If designated in the Notice of Stock Option Grant as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code. Nevertheless, to the extent that the Option fails to meet the requirements of an ISO under Code Section 422, this Option shall be treated as a Nonstatutory Stock Option (“NSO”).
     2 Exercise of Option.
     (a) Right to Exercise. This Option shall be exercisable during its term in accordance with the Vesting Schedule set out in Section I. Notice of Stock Option Grant and with the applicable provisions of the Plan and this Option Agreement.
     3. Method of Exercise. This Option shall be exercisable by utilizing the instructions attached as Exhibit A (the “Exercise Information”).
     No Shares shall be issued pursuant to the exercise of an Option unless such issuance and such exercise complies with the Code and any other applicable law or regulation, including the requirements of the NYSE. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.
     4. Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:
     (a) cash or check;
     (b) consideration received by the Company under a formal “brokerage cashless exercise” program adopted by the Company acceptable to the Board of Directors in its sole discretion in connection with the Plan or the delivery of a properly executed exercise notice together with irrevocable instructions to a broker registered under the Securities Exchange Act of 1934, as amended, to promptly deliver to the Company the amount of proceeds required to pay the Exercise Price; or
     (c) surrender of other Shares which, (i) in the case of Shares acquired upon exercise of a stock option, have either been owned by the Optionee for more than six (6) months on the date of surrender or were not acquired, directly or indirectly, from the Company, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares.
     5. Withholding. Notwithstanding any provisions of the Plan or this Agreement to the contrary, whenever shares of Common Stock are to be issued to the Optionee, the Optionee shall also remit to the Company (or, in the case of a “brokerage cashless exercise,” or other exercise the Company shall have the right to withhold) an amount sufficient to satisfy federal, state and local withholding requirements prior to delivery of any certificate for shares. If an Optionee makes a disposition of shares acquired upon the exercise of an Incentive Stock Option within either two years after the Option was granted or one year after its exercise by the Optionee, the Optionee shall promptly notify the Company in accordance with Section 8(d) of this Agreement and the Company shall have the right to require the Optionee to pay the Company an amount sufficient to satisfy federal, state and local tax withholding requirements, if any.
     6. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by Optionee. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.
     7. Term of Option. This Option may be exercised only within the term set out in Section I. Notice of Stock Option Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

     8. Tax Consequences. Set forth below is a brief summary as of the date of this Option of some of the federal tax consequences of exercise of this Option and disposition of the Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.
     (a) Exercise of ISO. If this Option qualifies as an ISO, there will be no regular federal income tax liability upon the exercise of the Option, although the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price will be treated as an adjustment to the alternative minimum tax for federal tax purposes and may subject the Optionee to the alternative minimum tax in the year of exercise.
     (b) Exercise of Nonstatutory Stock Option. There may be a regular federal income tax liability upon the exercise of a Nonstatutory Stock Option. The Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price. If Optionee is an Employee or a former Employee, the Company will be required to withhold from Optionee’s compensation or collect from Optionee and pay to the applicable taxing authorities an amount in cash equal to a percentage of this compensation income at the time of exercise, and may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.
     (c) Disposition of Shares. In the case of an NSO, if Shares are held for at least one year, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes. In the case of an ISO, if Shares transferred pursuant to the Option are held for at least one year after exercise and at least two years after the Date of Grant, any gain realized on disposition of the Shares will also be treated as long-term capital gain for federal income tax purposes. If Shares purchased under an ISO are disposed of within one year after exercise or two years after the Date of Grant, any gain realized on such disposition will be treated as compensation income (taxable at ordinary income rates) to the extent of the difference between the Exercise Price and the lesser of (1) the Fair Market Value of the Shares on the date of exercise, or (2) the sale price of the Shares. Any additional gain will be taxed as capital gain, short-term or long-term depending on the period that the ISO Shares were held.
     (d) Notice of Disqualifying Disposition of ISO Shares. If the Option granted to Optionee herein is an ISO, and if Optionee sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (1) the date two years after the Date of Grant, or (2) the date one year after the date of exercise, the Optionee shall immediately notify the Company in writing of such disposition. Optionee agrees that Optionee may be subject to income tax withholding by the Company on the compensation income recognized by the Optionee.
     9. Entire Agreement, Governing Law. The Plan is incorporated herein by reference. The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee. This agreement is governed by the internal substantive laws but not the choice of law rules of the State of Delaware.
     10. No Guarantee of Continued Service. OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS AN EMPLOYEE, NON-EMPLOYEE DIRECTOR OR CONSULTANT, AS THE CASE MAY BE, AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE OPTIONEE’S RELATIONSHIP WITH THE COMPANY AT ANY TIME, WITH OR WITHOUT CAUSE.
     11. Incorporation of Plan. Optionee acknowledges receipt of a copy of one of the following: (i) the Company’s annual report for its last fiscal year, (ii) the Company’s Form 10-K for its last fiscal year, or (iii) the last prospectus filed by the Company, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. Optionee has reviewed the Plan and this

Option in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option and fully understands all provisions of the Option. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Option.

OPTIONEE:	DICK’S SPORTING GOODS, INC.:

/s/ Randall K. Zanatta	By:	William R. Newlin
Signature		Authorized Officer

Randall K. Zanatta
Print Name

Exhibit A
Smith Barney is the service provider that we use to manage our stock option program.
Please take a minute to review the steps necessary to view your options:
•	If this is the first time that you have been granted stock options: you will need to activate your account. To do so, you’ll need an Internet User Name and Password. Smith Barney will mail two (2) letters to you at the home address we have on file. The first letter will contain your temporary Internet User Name and Trading PIN (required it you wish to sell shares of Dick’s Sporting Goods on-line). The second letter will contain your temporary Password.

•	Once you have received your temporary User Name and temporary Password, you will need to log onto the Smith Barney website at http://www.benefitaccess.com. Once you log onto the site, you will need to create your own unique User Name and Password. Once this is done please view your options. If everything is correct, click the ‘accept’ button. The buttons are located to the right of the grant on the grant summary page. If for some reason you choose not to accept the grant, you may click on the ‘reject’ button. Grants must be in ‘accepted’ status in order to be exercised.

•	You may also access your account information by phone. You can utilize Smith Barney’s Voice Response System by calling 1-800-367-4777. When prompted for the stock number, enter 315274. Customer Service Representatives are available from 8:00 AM and 6:00 PM Eastern Time.
If you have any questions you may contact:
•	Chris Grebenc (for Corporate Associates) at (724) 273-3107

•	Debbie Victorelli (for Field Associates) at (724) 273-3818

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